SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 30, 2004

Date of Report (Date of earliest event reported)

PepsiCo, Inc.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

1-1183	13-1584302
(Commission File Number)	(IRS Employer Identification No.)

700 Anderson Hill Road, Purchase, New York 10577

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (914) 253-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14a-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information contained in this Item 2.02 is being furnished in accordance with SEC Release Nos. 33-8216 and 34-47583.

The information in this Item 2.02, including the exhibit attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Attached as Exhibit 99.1 and incorporated by reference into this Item 2.02 is a copy of the press release of PepsiCo, Inc., dated September 30, 2004, reporting PepsiCo, Inc.’s financial results for the 12 and 36 weeks ended September 4, 2004.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 30, 2004, PepsiCo, Inc.’s Frito-Lay North America (“FLNA”) division announced its plans to consolidate its manufacturing facilities, reducing FLNA’s existing facilities across the United States and Canada from 43 to 39. As a result of an eight-month productivity assessment, FLNA will be closing three of its older plants located in Allen Park, Michigan; Council Bluffs, Iowa; and Beaverton, Oregon and a fourth facility in Visalia, California, which is limited to production of only three brands. All capacity will be re-deployed to other FLNA facilities in the U.S. and production will be increased across 24 locations.

Timing of the plant closures and the increase of existing capacity will vary by location over the next several weeks, and is expected to be largely complete by the end of this year. About 250 of the approximately 780 jobs eliminated at the four facilities will be added to other FLNA sites.

As a result of this action, PepsiCo, Inc. expects to incur a pre-tax charge of approximately $160 million, comprised of approximately $105 million of asset impairments, $30 million of severance and other employee costs and $25 million of other costs. The employee and other costs portion will be paid in cash in the fourth quarter of 2004 and into 2005.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

99.1    Press Release issued by PepsiCo, Inc., dated September 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2004	PepsiCo, Inc.

	By:	/s/ Robert E. Cox
Robert E. Cox
Vice President, Deputy General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release issued by PepsiCo, Inc., dated September 30, 2004.